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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We have issued our reports dated March 30, 2005, accompanying the consolidated financial statements and schedule and management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Stonepath Group, Inc. and subsidiaries included in this Registration Statement and Prospectus. We consent to the inclusion of said reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."

/s/ Grant Thornton LLP

Minneapolis, Minnesota
October 27, 2005

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM